                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 26, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of MainStay VP Series Fund, Inc., which financial statements are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
April 27, 1999